                                                                    Exhibit 99.1

                     Reclassification of Segment Information

         The Company has four reportable segments: North America; South America; Europe/Africa/Middle East and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. During the first quarter of 2004, the Company modified its segment reporting from five reportable segments to four reportable segments. The Company no longer considers the Sprayers division a reportable segment under the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," due to organizational changes and changes in the distribution and servicing of certain Sprayer products which became effective January 1, 2004. Therefore, the results for each of the fiscal quarters ending March 31, June 30, September 30 and December 31, 2003 and the year ended December 31, 2002 have been reclassified to conform to the current presentation.

                                  North     South    Europe/Africa   Asia/
                                 America   America   /Middle East   Pacific    Total
                                ---------  --------  -------------  --------  --------
2003
Net sales
   First Quarter                $   280.1  $   68.9    $   385.0    $   23.2  $  757.2
   Second Quarter                   294.0     100.0        485.0        23.7     902.7
   Third Quarter                    264.3     121.7        368.0        46.3     800.3
   Fourth Quarter                   337.8     125.7        520.8        50.8   1,035.1
                                ---------  --------    ---------    --------  --------
         Total                  $ 1,176.2  $  416.3    $ 1,758.8    $  144.0  $3,495.3
                                =========  ========    =========    ========  ========
Income from operations
   First Quarter                $     9.8  $    8.9    $    29.3    $    3.0  $   51.0
   Second Quarter                    15.1      11.7         37.7         3.2      67.7
   Third Quarter                      7.2      18.8         13.3         8.6      47.9
   Fourth Quarter                     7.3      21.1         33.4         8.4      70.2
                                ---------  --------    ---------    --------  --------
         Total                  $    39.4  $   60.5    $   113.7    $   23.2  $  236.8
                                =========  ========    =========    ========  ========
Depreciation
   First Quarter                $     4.8  $    1.1    $     7.4    $    0.7  $   14.0
   Second Quarter                     3.9       1.6          8.9         0.5      14.9
   Third Quarter                      4.2       1.5          7.6         1.1      14.4
   Fourth Quarter                     4.1       1.7          8.9         0.8      15.5
                                ---------  --------    ---------    --------  --------
         Total                  $    17.0  $    5.9    $    32.8    $    3.1  $   58.8
                                =========  ========    =========    ========  ========
Capital expenditures
   First Quarter                $     4.0  $    1.1    $     4.2    $     --  $    9.3
   Second Quarter                     5.3       1.9         11.6          --      18.8
   Third Quarter                      2.5       3.1         14.3          --      19.9
   Fourth Quarter                     3.9       7.9         16.4         2.5      30.7
                                ---------  --------    ---------    --------  --------
         Total                  $    15.7  $   14.0    $    46.4    $    2.5  $   78.7
                                =========  ========    =========    ========  ========

Assets as of December 31, 2003  $   685.2  $  222.0    $   836.4    $   47.3  $1,790.9
                                =========  ========    =========    ========  ========

A reconciliation from the segment information to consolidated income from operations is set forth below:

                                    First        Second        Third        Fourth
                                   Quarter       Quarter      Quarter       Quarter        Total
                                 ----------    ----------   ----------    ----------    ----------
Segment income from operations   $     51.0    $     67.7   $     47.9    $     70.2    $    236.8
Corporate expenses                     (5.6)         (5.4)        (6.0)         (6.4)        (23.4)
Restricted stock compensation
  expense                              (0.1)         (0.1)        (0.3)         (0.1)         (0.6)
Restructuring and other
  infrequent income (expenses)         (7.0)        (19.2)        (1.6)          0.2         (27.6)
Amortization of intangibles            (0.4)         (0.4)        (0.5)         (0.4)         (1.7)
                                 ----------    ----------   ----------    ----------    ----------
Consolidated income from
  operations                     $     37.9    $     42.6   $     39.5    $     63.5    $    183.5
                                 ==========    ==========   ==========    ==========    ==========

                                 North      South   Europe/Africa   Asia/
                                America    America  /Middle East   Pacific     Total
                                --------  --------  -------------  --------  --------
2002
Net sales                       $1,039.2  $  270.8    $ 1,505.6    $  107.1  $2,922.7
Income from operations              30.9      30.5        133.6        19.4     214.4
Depreciation                        15.0       4.3         26.0         2.5      47.8
Capital expenditures                15.5       8.8         30.6          --      54.9

Assets as of December 31, 2002  $  742.0  $  127.2    $   634.4    $   37.2  $1,540.8
                                ========  ========    =========    ========  ========

A reconciliation from the segment information to consolidated income from operations is set forth below:

                                  2002
                                -------
Segment income from operations  $ 214.4
Corporate expenses                (22.2)
Restricted stock compensation
  expense                         (44.1)
Restructuring and other
  infrequent expenses             (42.7)
Amortization of intangibles        (1.4)
                                -------
Consolidated income
  from operations               $ 104.0
                                =======